UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
June 27, 2014

Cabot Microelectronics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-30205	36-4324765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

870 Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

(630) 375-6631
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.
On June 27, 2014, Cabot Microelectronics Corporation (the "Corporation") entered into an amendment (the "Amendment") to its existing credit agreement (as amended by the Amendment, the "Credit Agreement") among the Corporation, as Borrower, Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, Bank of America Merrill Lynch and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A., as syndication agent, and Wells Fargo Bank, N.A. as documentation agent.
The Amendment (i) provides for $17.5 million in additional term loan commitments (such commitments, the "Additional Commitments", and the term loan facility under the Credit Agreement, the "Term Loan"), which brings the total term loan commitments to $175.0 million, the same level as the original amount under the Credit Agreement at its inception in 2012; (ii) increases the uncommitted accordion feature on the revolving credit facility (such facility, the "Revolving Credit Facility", and together with the Term Loan, the "Credit Facilities") from $75.0 million to $100.0 million; (iii) extends the maturity date of the Credit Facilities from February 17, 2017 to June 27, 2019; (iv) relaxes the consolidated leverage ratio financial covenant; (v) improves certain pricing terms; and (vi) revises other terms of the Credit Agreement.  The Corporation drew the full amount of the Additional Commitments on June 27, 2014.  After giving effect to such borrowings, the aggregate principal amount of Term Loans outstanding is $175.0 million.
Borrowings under the Credit Facilities (other than in respect of swing-line loans), as amended, bear interest at a rate per annum equal to the "Applicable Rate" (as defined below) plus, at the Corporation's option, either (1) a LIBOR rate determined by reference to the cost of funds for deposits in the relevant currency for the interest period relevant to such borrowing or (2) the highest of (x) the prime rate of Bank of America, N.A., (y) the federal funds rate plus 1/2 of 1.00% and (z) the one-month LIBOR rate plus 1.00% (the highest of (x), (y) and (z), the "Base Rate").  The current Applicable Rate for borrowings under the Credit Facilities is 1.50% with respect to LIBOR borrowings and 0.25% with respect to Base Rate borrowings, with such Applicable Rate subject to adjustment based on the Corporation's consolidated leverage ratio.  Swing-line loans bear interest at the Base Rate plus the Applicable Rate for Base Rate loans under the Revolving Credit Facility.  In addition to paying interest on outstanding principal under the Credit Agreement, the Corporation will pay a commitment fee to the lenders under the Revolving Credit Facility and the Term Loan Facility in respect of the unutilized commitments thereunder at a rate ranging from 0.20% to 0.30%, based on the Corporation's consolidated leverage ratio.  The Corporation must also pay certain upfront and administration fees, and letter of credit fees.  The Corporation may voluntarily prepay the Credit Facilities without premium or penalty, subject to customary "breakage" fees and reemployment costs in the case of LIBOR borrowings.  The Credit Agreement provides for scheduled repayments in respect of the Term Loan in amounts ranging from $2.2 million to $4.4 million per quarter, with the balance to be repaid on the maturity date.
All obligations under the Credit Agreement are guaranteed by certain of the Corporation's existing and future direct and indirect domestic subsidiaries.  The obligations under the Credit Agreement and guarantees of those obligations are secured, subject to certain exceptions, by first priority liens and security interests in the assets of the Corporation and certain of its domestic subsidiaries.
The descriptions of the Credit Agreement and the Amendment herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement and the Amendment, which will be filed as exhibits to the Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT MICROELECTRONICS CORPORATION
[Registrant]

Date: June 30, 2014	By:	/s/ WILLIAM S. JOHNSON
William S. Johnson
Executive Vice President and Chief Financial Officer
[Principal Financial Officer]